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                                                                  Exhibit 99.1

                                        Media Contact:  Trina Chiara/Lori Agin
                                                         (212) 213-4211


                      ORASURE(R) HIV-1 WESTERN BLOT KIT
                   CLEARED FOR PROFESSIONAL MARKETING BY FDA
- -- The First Major Breakthrough With Potential to Expand HIV Antibody Testing
           In More Than Ten Years; No Blood, No Needles Required --

Pittsburgh, Pa., June 3, 1996 - Today, the Food and Drug Administration (FDA) cleared for professional marketing the OraSure HIV-1 Western Blot Kit, the first oral HIV antibody confirmation test. The OraSure technology -- which does not require blood or needles -- provides a simple, highly accurate HIV testing option and represents the first major breakthrough with the potential to expand HIV testing in more than ten years. OraSure was developed by Epitope, Inc. (AMEX:EPT) and will be marketed to health professionals by SmithKline Beecham Consumer Healthcare (NYSE:SBE).

"A person can have the virus for ten years or more before the symptoms of AIDS appear, and as a result, more than half the people who are infected don't know it," said Richard Sadovsky, MD, Associate Professor of Family Medicine, State University of New York Health Science Center at Brooklyn, and Past President, New York State Chapter, American Academy of Family Physicians. "HIV antibody testing is one of the strongest weapons we have to wage war on the spread of AIDS, and this painless new testing option is likely to have wide appeal."

OraSure technology is unique in that it does not test saliva, but rather an oral sample called oral mucosal transudate (OMT), which contains high concentrations of antibodies and is free of most of the contaminants found in saliva.

"An OraSure sample is not saliva -- that's the key to the technology and to its high level of accuracy," said John Fitchen, MD, Chief Operating Officer/Medical Products, Epitope. "Like traditional blood tests, it tests for HIV antibodies, not the virus. Unlike any other tests, it draws out HIV antibodies from the tissues of the cheek and gum."


HIV Antibody Testing and OraSure Technology

A specially treated pad attached to a handle is placed by the patient between the lower cheek and gum for two minutes. The pad is then placed in a vial with a preservative and sent to a clinical laboratory for testing for the presence of HIV antibodies, the same way blood samples are tested.

Analysis of the oral sample is done with an enzyme-linked immunosorbent assay (ELISA), a highly sensitive screening test that detects HIV antibodies. Reactive results (those that are positive in the initial screening test) are automatically re-tested with a second OraSure ELISA. If the second ELISA results are also reactive, the sample is tested with the OraSure Western Blot, which confirms HIV infection. A single OraSure sample is adequate for the entire testing procedure.

Individual samples are recorded by number to help ensure confidentiality; results will be available to the healthcare provider within three days.

"We believe the partnership between Epitope's innovative technology and SBCH's marketing expertise will result in broader access to HIV antibody testing," said Donna Sturgess, Director of Diagnostic Products, SmithKline Beecham Consumer Healthcare (SBCH). "FDA approval of the OraSure Western Blot Kit for professionals is a significant milestone in the effort to provide accurate, non-invasive HIV antibody testing."

                                   -- more--
                                      -2-

OraSure Clinical Trials for Western Blot Approval

In a large, multi-center trial, matched OraSure and blood specimens were collected from 3,570 subjects at 11 sites around the United States. Subjects ranged in age from 13 to 80. Approximately 38% of study participants were women.

Clinical trial results showed that OraSure is a highly accurate alternative to blood testing. Overall, testing of OraSure samples gave the correct result or triggered appropriate follow-up testing in 99.97% (3,569/3,570) of cases.


The Importance of HIV Testing

"It is important for everyone to discuss with a health professional the value of knowing his/her HIV status because AIDS cuts across gender, ethnicity, sexual orientation, age and socio-economic status," Dr. Sadovsky said. "Confirming a negative HIV status can be a great relief and provides an opportunity for people to adopt behaviors to protect themselves from the virus. When a test is positive, there are treatments that can slow progression of the disease and support systems that can improve quality of life."

Dr. Sadovsky noted that testing, together with effective counseling, empowers people to make better personal choices and lead healthier lives. Without reinforcement, people may continue high risk behaviors or remain unaware of treatment and counseling options that are available, he added.

OraSure Availability

OraSure will be available in physicians' offices, private testing sites, public health departments, community-based health services, and AIDS service organizations in approximately two to three months. The test will be priced competitively with standard blood tests.

To help address product and general HIV testing questions, a toll-free number and World Wide Web site for OraSure will be in place for consumers and health professionals at the time of availability. SmithKline Beecham Consumer Healthcare also plans to distribute consumer education materials on HIV testing and transmission through community-based and AIDS service organizations.

SmithKline Beecham Consumer Healthcare is a division of SmithKline Beecham, one of the world's leading healthcare companies that discovers, develops, manufactures and markets pharmaceuticals, vaccines, over-the-counter medicines, health-related consumer products and healthcare services including clinical laboratory testing, disease management and pharmaceutical benefit management.

Epitope is a biotechnology company that develops and markets medical diagnostic products and through its agricultural unit, superior plants and related products.

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